EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Navios Maritime Holdings Inc. of our report dated March 21, 2014 related to the financial statements of Navios Maritime Partners L.P., which appears in Navios Maritime Holdings Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers S.A.
Athens, Greece
February 17, 2015